Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@BelFuse.com

Bel Fuse Reports SynQor Verdict

JERSEY CITY, New Jersey, December 22, 2010 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced that the jury has reached its verdict in SynQor v. Artesyn Technologies, Inc., et al. In 2007, SynQor filed a lawsuit in the United States District Court for the Eastern District of Texas, alleging that eleven defendants, including Bel Fuse, infringed its patents covering certain power products. SynQor asserted 10 claims in 5 patents at trial, but withdrew its willfulness claims and its request for treble damages prior to trial.
The jury found that certain products of the defendants directly and/or indirectly infringe the SynQor patents. The Bel products accused of infringing the SynQor patents involve unregulated bus converters.  The jury awarded damages of approximately $8.1 million against Bel.
The patents were issued in the United States in 2006-2009. Bel is currently evaluating the impact of the verdict, but does not believe that the impact will be material to its overall business. Bel is also evaluating its grounds for appeal.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the impact of the verdict on the Company's business) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with the appeal of jury verdicts; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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